Exhibit 99.1

Kopin Corporation Announces Agreement to Sell III-V Assets to IQE plc for $75 Million

Company to Focus on Commercial Development of Golden-i Technology Platform and Display Products; Kopin to Host Conference Call at 9:00 a.m. (ET) Today

TAUNTON, Mass.--(BUSINESS WIRE)--January 10, 2013--Kopin® Corporation (NASDAQ: KOPN) today announced that it had entered into an agreement to sell its III-V assets to IQE plc (LSE: IQE), a leading UK-based designer and supplier of advanced semiconductor wafers. The all-cash, $75 million transaction will enable Kopin to focus exclusively on continued commercial development of Golden-i®, the Company’s mobile communications technology platform, as well as on its microdisplay products. The closing of the transaction is expected to occur next week and is subject to customary closing conditions.

Kopin began producing III-V HBTs (heterojunction bipolar transistors) on gallium arsenide substrates in 1996. These products are part of advanced integrated circuits that are used in smartphones and other mobile communications devices. The Company’s III-V revenues through the first nine months of 2012 were approximately $44 million.

“Over the past 17 years, our III-V technology has contributed significantly to the operational success of Kopin and to advances in the wireless handset market,” said Dr. John C.C. Fan, the Company’s President and Chief Executive Officer. “However, while the III-V product line is successful we have made the strategic decision to focus on our Golden-i technology which we believe has great potential. Accordingly, the board of directors believes that shareholders will be more effectively served by having the Company focusing its resources on expanding the commercial development of Golden-i and our display product line.”

Under the terms of the sale, Kopin will receive an up-front payment of $60 million, subject to certain working capital adjustments, from IQE and will receive the remaining $15 million in January 2016 on the three-year anniversary of the transaction. The transaction includes Kopin’s leased III-V product manufacturing facility in Taunton, Massachusetts as well as the Company’s investment in Kopin Taiwan Corp. (KTC), its 90% owned subsidiary located in Hsinchu, Taiwan.

In October 2012, Kopin achieved a major milestone in its development of Golden-i technology. Motorola Solutions launched the HC1, the first commercially available headset computer powered by the Company’s Golden-i 3.5 reference model. Motorola’s product is a ruggedized version designed primarily for heavy industrial settings.

Now Kopin is teaming with its OEM partners on the development of a Golden-i platform for the light industrial and professional markets. This week, Kopin unveiled Golden-i 3.8, a smaller and more powerful reference design aimed at those markets as well as other users. The new device was unveiled at the Verizon booth at the 2013 Consumer Electronics Show in Las Vegas. The powerful operating system has 16 times the processing power of the previous version. New features include a low light, inertial stabilized high-resolution camera to provide real-time video streams and an accessory infrared camera that provides emergency personnel and first responders with night vision and thermal vision capabilities.

“Our plan is to continue to invest in the businesses and technologies that enable Kopin to capitalize on the significant market for Golden-i,” Dr. Fan said. “The divestiture of our III-V product line provides us with the additional financial resources and flexibility to pursue the strategic growth objectives for Golden-i that ultimately will drive value for our shareholders.”

Dr. Drew Nelson, President and CEO of IQE, said, “Kopin’s HBT business is an ideal strategic fit for IQE, broadening our customer base and enhancing our product portfolio. This transaction further strengthens our ability to provide our customers with cost, technology and security of supply advantages, building on our 21-year history of technology leadership and manufacturing excellence.”

Investor Conference Call

In conjunction with today’s announcement, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 709-8155 (U.S. and Canada) or (201) 689-8881 (International). The call also will be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin Corporation

Kopin Corporation is developing Golden-i®, a proprietary voice-activated, cloud computing, wireless, hands-free technology with microdisplay capabilities for use in headset computers. Kopin's proprietary technologies are protected by over 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company®

Forward-Looking Statements

Statements in this news release about Kopin’s sale of its III-V assets to IQE plc may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the financial terms of the transaction and Kopin’s strategic plans for Golden-i and its display products. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to the potential that: the transaction may not close; events may transpire that will require the transaction to be modified at closing; future payments owed to Kopin for the sale of its III-V assets might not be made; the closing of the transaction being subject to customary closing conditions; there may be no market demand for Golden-i; manufacturing, marketing or other issues that may prevent either the adoption or acceptance of Golden-i products; because Golden-i contains a significant software component, there may be issues or “bugs” which we cannot correct, which may prevent or delay the sale of Golden-i; vendors and suppliers, including software vendors, may discontinue products which are necessary for Golden-i to function; Motorola, suppliers and vendors may terminate their involvement in the Golden-i product development which may prevent or delay the sale of Golden-i products; we may be unable to manufacture Golden-i products or have the Golden-i product manufactured for us; if we are able to get the Golden-i manufactured we may not be able to have it manufactured at a cost which allows us to earn a profit; the potential that costs to develop and produce the Golden-i may be significant; manufacturing delays, technical issues, economic conditions or external factors may prevent the development of and/or sale of Golden-i; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 31, 2011, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com